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                                                                    EXHIBIT 99.1


[WEATHERFORD LOGO]                                                [NEWS RELEASE]



         WEATHERFORD COMPLETES RESTRUCTURING AFTER SHAREHOLDER APPROVAL

HOUSTON, June 26, 2002 -- Weatherford International, Inc. (NYSE: WFT) announced today that at a Special Shareholders' Meeting a proposal to change the Company's place of incorporation from Delaware to Bermuda was overwhelmingly approved. 91,133,457 shares, or 93 percent of the total number of shares voted were cast in favor of the proposal. In all, 97,879,628 shares were voted, representing 82 percent of the 119,311,167 total shares outstanding and entitled to vote.

         The Company completed the restructuring transaction effective as of the close of business today. As a result, Weatherford International, Inc. has become a wholly owned, indirect subsidiary of Weatherford International Ltd.

         As of the close of business today, each share of Weatherford International, Inc. was automatically converted into the right to receive a share of Weatherford International Ltd. and all stockholders of Weatherford International, Inc. have become shareholders of Weatherford International Ltd. Weatherford shares will continue to be listed and traded on the New York Stock Exchange under the ticker symbol "WFT".

         Weatherford's transfer agent will mail stockholders a letter of transmittal and instructions for the exchange of their current stock certificates into shares of the Bermuda company.

         Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 15,000 people worldwide.

                                      # # #

Contact:
Don Galletly    (713) 693-4148
Lisa Rodriguez  (713) 693-4746


This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the successful completion of the plan of restructuring, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International, Inc.'s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford's products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting the proposed restructuring and our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.